News from Xerox Holdings Corporation

For Immediate Release
Xerox Holdings Corporation
201 Merritt 7
Norwalk, CT 06851-1056
tel+1-203-968-3000

Xerox Releases Third-Quarter Results, Raises 2019 Guidance

Cash Flow, EPS and Profit Margins Increase and Revenue Trend Improves from Prior Quarters

Third-Quarter 2019 Financial Summary:

•	$356 million of operating cash flow, up $82 million year-over-year, and $339 million of free cash flow, up $88 million year-over-year

•	GAAP earnings per share (EPS) of $0.96, up $0.62 year-over-year, and adjusted EPS of $1.08, up $0.23 year-over-year (YOY)

•	Adjusted operating margin of 12.1 percent, up 120 basis points year-over-year

•	$2.2 billion of revenue in the quarter, a decrease of 6.5 percent in actual currency, or 5.3 percent in constant currency, year-over-year

•	Increasing 2019 guidance for GAAP EPS to $3.10 - $3.20, adjusted EPS to $4.00 - $4.10, operating cash flow to $1.2 - $1.3 billion and free cash flow to $1.1 - $1.2 billion

•	Completed $368 million of share repurchases through the third quarter, expecting at least $600 million in total for the year

NORWALK, Conn., Oct. 29, 2019 - Today Xerox Holdings Corporation (NYSE: XRX) announced its third-quarter 2019 financial results and said it would raise 2019 guidance for EPS and cash flow.

“Our strategy and execution delivered a strong third quarter despite industry headwinds. We increased cash flow, earnings per share and adjusted operating margin while we improved the revenue trend. These results give us confidence to raise our earnings and cash flow guidance for the year as we position Xerox for long-term growth,” said Xerox Vice Chairman and CEO John Visentin.

Key Financial Results:

(in millions, except per share data)	Q3 2019	Q3 2018	B/(W) YOY	% Change YOY
Revenue	$2,200	$2,352	$(152)	(6.5)% AC (5.3)% CC1
Gross Margin	40.0%	40.1%	(10) bps
RD&E %	4.5%	4.3%	(20) bps
SAG %	23.3%	24.8%	150 bps
Pre-Tax Income	$230	$192	$38	19.8%
Pre-Tax Income Margin	10.5%	8.2%	230 bps
Operating Income - Adjusted[1]	$267	$257	$10	3.9%
Operating Margin - Adjusted[1]	12.1%	10.9%	120 bps
GAAP EPS	$0.96	$0.34	$0.62	nm
EPS - Adjusted[1]	$1.08	$0.85	$0.23	27.1%

(1) Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Key Business Highlights:

•
On track to drive 2019 gross savings of at least $640 million under Project Own It, Xerox’s enterprise-wide initiative to simplify operations, drive continuous improvement and free up capital to reinvest in the business

•	Added and renewed several contracts with Fortune 500 and public sector clients such as AstraZeneca, Leonardo S.p.A., Cardiff Council, and Prince George's County Public Schools

•	Launched new products and enhancements such as the Xerox PrimeLink™ C9065/C9070 and the iGen® 5 XLS to capture incremental production volume

Xerox also announced today that it has completed its evaluation of its customer financing business and will not pursue a sale of the business at this time. The company received and reviewed bids from multiple potential counterparties that were interested in purchasing the business at an attractive premium but ultimately determined that retaining and optimizing the business through Project Own It will generate the greatest return for shareholders.

About Xerox
In the era of intelligent work, we’re not just thinking about the future, we’re making it. Xerox Holdings Corporation is a technology leader focused on the intersection of digital and physical. We use automation and next-generation personalization to redefine productivity, drive growth and make the world more secure. Every day, our innovative technologies and intelligent work solutions-Powered by Xerox®-help people communicate and work better. Discover more at www.xerox.com and follow us on Twitter at @Xerox.

Non-GAAP Measures
This release refers to the following non-GAAP financial measures for the third quarter 2019 and 2018 and full-year 2019 guidance:

•
Adjusted EPS, which excludes restructuring and related costs (including our share of Fuji Xerox restructuring), the amortization of intangible assets, non-service retirement-related costs, transaction and related costs, net and other discrete adjustments.

•	Adjusted operating margin and income, which exclude the EPS adjustments noted above as well as the remainder of other expenses, net.

•	Constant currency (CC) revenue growth, which excludes the effects of currency translation.

•	Free cash flow, which is cash flow from operations less capital expenditures.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, "targeting", "projecting", "driving" and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; our ability to attract and retain key personnel; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyber attacks or other intentional acts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; the exit of the United Kingdom from the European Union; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; any potential termination or restructuring of our relationship with Fujifilm Holdings Corporation; the shared services arrangements entered into by us as part of Project Own It; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox Corporation's 2018 Annual Report on Form 10-K, as well as in Xerox Corporation's and Xerox Holdings Corporation's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. These forward-looking statements speak only as of the date of this release or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

-XXX-

Media Contact:
Caroline Gransee-Linsey, Xerox, +1-203-849-2359, Caroline.Gransee-Linsey@xerox.com

Investor Contact:
Ann Pettrone, Xerox, +1-203-849-2590, Ann.Pettrone@xerox.com

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Xerox®, iGen®, PrimeLink™ and Powered by Xerox® are trademarks of Xerox in the United States and/or other countries.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per-share data)	2019	2018	2019	2018
Revenues
Sales(1)	$804	$856	$2,379	$2,628
Services, maintenance and rentals(1)	1,336	1,431	4,132	4,465
Financing	60	65	184	204
Total Revenues	2,200	2,352	6,695	7,297
Costs and Expenses
Cost of sales(1)	515	539	1,531	1,664
Cost of services, maintenance and rentals(1)	772	838	2,400	2,620
Cost of financing	33	33	98	100
Research, development and engineering expenses	100	102	280	303
Selling, administrative and general expenses	513	583	1,580	1,835
Restructuring and related costs	27	29	176	91
Amortization of intangible assets	9	12	35	36
Transaction and related costs, net	4	(33)	8	63
Other expenses, net	(3)	57	74	126
Total Costs and Expenses	1,970	2,160	6,182	6,838
Income before Income Taxes & Equity Income(2)	230	192	513	459
Income tax expense	66	142	108	220
Equity in net income (loss) of unconsolidated affiliates	58	43	137	(6)
Net Income	222	93	542	233
Less: Net income attributable to noncontrolling interests	1	4	7	9
Net Income Attributable to Xerox Holdings	$221	$89	$535	$224

Basic Earnings per Share	$0.99	$0.34	$2.34	$0.84
Diluted Earnings per Share	$0.96	$0.34	$2.27	$0.83
____________________________
(1) Certain prior year amounts have been conformed to the current year presentation. See Appendix III for this change in presentation.
(2) Referred to as “Pre-Tax Income” throughout the remainder of this document.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2019	2018	2019	2018
Net income	$222	$93	$542	$233
Less: Net income attributable to noncontrolling interests	1	4	7	9
Net Income Attributable to Xerox Holdings	221	89	535	224

Other Comprehensive (Loss) Income, Net
Translation adjustments, net	(155)	(13)	(122)	(159)
Unrealized gains (losses), net	1	(9)	3	5
Changes in defined benefit plans, net	(48)	83	(38)	191
Other Comprehensive (Loss) Income, Net	(202)	61	(157)	37
Less: Other comprehensive income, net attributable to noncontrolling interests	1	—	1	—
Other Comprehensive (Loss) Income, Net Attributable to Xerox Holdings	(203)	61	(158)	37

Comprehensive Income, Net	20	154	385	270
Less: Comprehensive income, net attributable to noncontrolling interests	2	4	8	9
Comprehensive Income, Net Attributable to Xerox Holdings	$18	$150	$377	$261

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	September 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$922	$1,084
Accounts receivable, net	1,188	1,276
Billed portion of finance receivables, net	106	105
Finance receivables, net	1,145	1,218
Inventories	758	818
Other current assets	221	194
Total current assets	4,340	4,695
Finance receivables due after one year, net	2,037	2,149
Equipment on operating leases, net	374	442
Land, buildings and equipment, net	442	499
Investments in affiliates, at equity	1,517	1,403
Intangible assets, net	203	220
Goodwill	3,853	3,867
Deferred tax assets	688	740
Other long-term assets	1,206	859
Total Assets	$14,660	$14,874
Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,602	$961
Accounts payable	1,070	1,091
Accrued compensation and benefits costs	321	349
Accrued expenses and other current liabilities	930	850
Total current liabilities	3,923	3,251
Long-term debt	3,230	4,269
Pension and other benefit liabilities	1,599	1,482
Post-retirement medical benefits	335	350
Other long-term liabilities	473	269
Total Liabilities	9,560	9,621

Convertible Preferred Stock	214	214

Common stock	221	232
Additional paid-in capital	3,000	3,321
Treasury stock, at cost	(68)	(55)
Retained earnings	5,552	5,072
Accumulated other comprehensive loss	(3,850)	(3,565)
Xerox Holdings shareholders’ equity	4,855	5,005
Noncontrolling interests	31	34
Total Equity	4,886	5,039
Total Liabilities and Equity	$14,660	$14,874

Shares of common stock issued	221,292	231,690
Treasury stock	(2,329)	(2,067)
Shares of Common Stock Outstanding	218,963	229,623

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2019	2018	2019	2018
Cash Flows from Operating Activities
Net Income	$222	$93	$542	$233
Adjustments required to reconcile Net income to Cash flows from operating activities
Depreciation and amortization	104	122	332	398
Provisions	16	16	58	56
Net gain on sales of businesses and assets	(19)	(3)	(20)	(35)
Undistributed equity in net income of unconsolidated affiliates	(59)	(43)	(102)	9
Stock-based compensation	11	15	41	44
Restructuring and asset impairment charges	8	29	80	91
Payments for restructurings	(17)	(39)	(71)	(130)
Defined benefit pension cost	21	36	89	89
Contributions to defined benefit pension plans	(37)	(36)	(107)	(111)
Decrease in accounts receivable and billed portion of finance receivables	51	1	62	37
Decrease (increase) in inventories	16	(20)	33	(91)
Increase in equipment on operating leases	(41)	(63)	(113)	(182)
Decrease in finance receivables	5	39	124	181
(Increase) decrease in other current and long-term assets	(14)	(4)	1	17
Increase (decrease) in accounts payable	21	(31)	(34)	12
(Decrease) increase in accrued compensation	(15)	4	(99)	(97)
Increase in other current and long-term liabilities	27	15	19	11
Net change in income tax assets and liabilities	40	124	27	165
Net change in derivative assets and liabilities	5	21	15	(2)
Other operating, net	11	(2)	18	30
Net cash provided by operating activities	356	274	895	725
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(17)	(23)	(48)	(73)
Proceeds from sales of businesses and assets	20	—	21	32
Acquisitions, net of cash acquired	—	—	(42)	—
Other investing, net	1	—	1	1
Net cash provided by (used in) investing activities	4	(23)	(68)	(40)
Cash Flows from Financing Activities
Net proceeds (payments) on debt	2	—	(399)	(306)
Dividends	(61)	(69)	(183)	(204)
Payments to acquire treasury stock, including fees	(68)	(284)	(368)	(284)
Other financing, net	(10)	(6)	(33)	(21)
Net cash used in financing activities	(137)	(359)	(983)	(815)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(20)	(1)	(13)	(20)
Increase (decrease) in cash, cash equivalents and restricted cash	203	(109)	(169)	(150)
Cash, cash equivalents and restricted cash at beginning of period	776	1,327	1,148	1,368
Cash, Cash Equivalents and Restricted Cash at End of Period	$979	$1,218	$979	$1,218

Revenues

	Three Months Ended September 30,				% of Total Revenue
(in millions)	2019	2018	% Change	CC % Change	2019	2018
Equipment sales	$494	$511	(3.3)%	(2.2)%	22%	22%
Post sale revenue	1,706	1,841	(7.3)%	(6.2)%	78%	78%
Total Revenue	$2,200	$2,352	(6.5)%	(5.3)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:
Sales(1)	$804	$856	(6.1)%	(5.0)%
Less: Supplies, paper and other sales(1)	(310)	(345)	(10.1)%	(9.2)%
Equipment Sales	$494	$511	(3.3)%	(2.2)%

Services, maintenance and rentals(1)	$1,336	$1,431	(6.6)%	(5.6)%
Add: Supplies, paper and other sales(1)	310	345	(10.1)%	(9.2)%
Add: Financing	60	65	(7.7)%	(7.0)%
Post Sale Revenue	$1,706	$1,841	(7.3)%	(6.2)%

Americas	$1,487	$1,544	(3.7)%	(3.6)%	68%	66%
EMEA	641	713	(10.1)%	(6.8)%	29%	30%
Other	72	95	(24.2)%	(24.2)%	3%	4%
Total Revenue(2)	$2,200	$2,352	(6.5)%	(5.3)%	100%	100%

Memo:
Xerox Services(3)	$830	$883	(6.0)%	(4.6)%	38%	38%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).

(1)	Certain prior year amounts have been conformed to the current year presentation. See Appendix III for this change in presentation.

(2)	Refer to Appendix II for our Geographic Sales Channels and Products and Offerings Definitions.

(3)
Excluding equipment revenue, Xerox Services was $719 million and $760 million in the third quarter 2019 and 2018, respectively, representing a decrease of 5.4% including a 1.6-percentage point unfavorable impact from currency.

Third quarter 2019 total revenue decreased 6.5% as compared to third quarter 2018, including a 1.2-percentage point unfavorable impact from currency, and an approximate 0.7-percentage point unfavorable impact from lower OEM sales. Third quarter 2019 total revenue reflected the following:

•
Post sale revenue primarily reflects contracted services, equipment maintenance, supplies and financing. These revenues are associated not only with the population of devices in the field, which is affected by installs and removals, but also by the page volumes generated from the usage of such devices, and the revenue per printed page. Post sale revenue also includes transactional IT hardware sales and implementation services from our XBS organization. Post sale revenue decreased 7.3% as compared to third quarter 2018, including a 1.1-percentage point unfavorable impact from currency, and reflected the following:

◦
Services, maintenance and rentals revenue includes rental and maintenance revenue (including bundled supplies) as well as the post sale component of the document services revenue from our Xerox Services offerings. These revenues decreased 6.6% as compared to third quarter 2018, including a 1.0-percentage point unfavorable impact from currency. The decline at constant currency[1] reflected the continuing trend of lower page volumes (including a higher mix of lower usage products), an ongoing competitive price environment, and a lower population of devices, which are partially associated with continued lower Enterprise signings and lower installs in prior periods.

◦
Supplies, paper and other sales includes unbundled supplies and other sales. These revenues decreased 10.1% as compared to third quarter 2018, including a 0.9-percentage point unfavorable impact from currency and a 3.9-percentage point unfavorable impact from lower OEM sales. Excluding OEM sales, the decline at constant currency[1] reflected lower paper sales from developing markets (primarily from the Latin America region), as well as the impact of lower supplies revenues primarily associated with lower page volume trends. These declines were partially offset by the implementation of a large transactional IT sales arrangement from our XBS organization.

◦
Financing revenue is generated from financed equipment sale transactions. The 7.7% decline in these revenues reflected a continued decline in the finance receivables balance due to lower equipment sales in prior periods and included a 0.7-percentage point unfavorable impact from currency.

	Three Months Ended September 30,				% of Equipment Sales
(in millions)	2019	2018	% Change	CC % Change	2019	2018
Entry	$49	$56	(12.5)%	(10.9)%	10%	11%
Mid-range	344	351	(2.0)%	(1.2)%	70%	69%
High-end	96	94	2.1%	3.4%	19%	18%
Other	5	10	(50.0)%	(50.0)%	1%	2%
Equipment Sales	$494	$511	(3.3)%	(2.2)%	100%	100%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).

•
Equipment sales revenue decreased 3.3% as compared to third quarter 2018, including a 1.1-percentage point unfavorable impact from currency as well as the impact of price declines of approximately 5%. The decline at constant currency[1] was primarily driven by lower sales of our office-centric devices (entry and mid-range products) partially offset by higher sales of our production-centric systems (high-end). The decline at constant currency[1] reflected the following:

◦
Entry - The decrease reflected lower sales of devices primarily from developing market regions in EMEA reflecting in part continued weakness and delayed decisions as a result of uncertainty in the economic environment. Revenues from entry products through our indirect channels in the U.S. also declined as they were further impacted by price investments, and lower sales of devices from the lower end of the portfolio.

◦
Mid-range - The decrease reflected lower sales from EMEA, primarily from developing market regions reflecting in part continued weakness and delayed decisions as a result of uncertainty in the economic environment. Revenues from our Americas region were flat as compared to the prior year, reflecting the favorable impact of a large account order (part of a refresh cycle), some of which occurred earlier than anticipated, offsetting lower sales from our US indirect channels and from our XBS sales organization, which continued to gradually stabilize from the impact of organizational changes that were part of our Project Own It transformation actions (including the transitioning of accounts to implement coverage changes, consolidation of real estate locations and the reduction of management layers).

◦
High-end - The increase reflected higher sales of color systems associated with continued demand for our Iridesse production press and installs of our Versant production systems, as well as higher sales of our iGen press in the U.S., partially offset by lower sales of black-and-white systems.

Total Installs
Installs reflect new placement of devices only. Revenue associated with equipment installations may be reflected up-front in Equipment sales or over time either through rental income or as part of our Xerox Services revenues (which are both reported within our post sale revenues), depending on the terms and conditions of our agreements with customers. Installs include activity from Xerox Services and Xerox-branded products shipped to our XBS sales unit. Detail by product group (see Appendix II) is shown below:

Entry2

•	10% increase in color multifunction devices reflecting higher installs of ConnectKey devices primarily from our indirect channels in the U.S. partially offset by lower installs from EMEA.

•	6% decrease in black-and-white multifunction devices driven by lower activity primarily from our indirect channels in the U.S. and from EMEA.
Mid-Range3

•	2% increase in mid-range color installs primarily reflecting installs associated with a large account's refresh cycle order.

•
20% decrease in mid-range black-and-white reflecting lower installs of ConnectKey devices primarily from developing market regions and from our indirect channels in the U.S. The decline also reflected global market trends.

High-End3

•
12% increase in high-end color installs reflecting continued demand for our Iridesse production press and higher installs of our lower-end Versant production systems as well as higher activity from iGen in North America.

•	22% decrease in high-end black-and-white systems.

___________________________

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.

(2)	When combined with OEM sales, Entry color multifunction devices increased 10%, while Entry black-and-white multifunction devices decreased 7%.

(3)
Mid-range and High-end color installations exclude Fuji Xerox digital front-end sales; including Fuji Xerox digital front-end sales, Mid-range color devices increased 2%, and High-end color systems increased 12%.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended September 30,
(in millions)	2019	2018	B/(W)
Gross Profit	$880	$942	$(62)
RD&E	100	102	2
SAG	513	583	70

Equipment Gross Margin	34.4%	34.6%	(0.2) pts.
Post sale Gross Margin	41.6%	41.6%	0.0 pts.
Total Gross Margin	40.0%	40.1%	(0.1) pts.
RD&E as a % of Revenue	4.5%	4.3%	(0.2) pts.
SAG as a % of Revenue	23.3%	24.8%	1.5 pts.

Pre-tax Income	$230	$192	$38
Pre-tax Income Margin	10.5%	8.2%	2.3 pts.

Adjusted(1) Operating Profit	$267	$257	$10
Adjusted(1) Operating Margin	12.1%	10.9%	1.2 pts.
____________________________
(1) See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.
Pre-tax Income Margin
Third quarter 2019 pre-tax income margin of 10.5% increased 2.3-percentage points as compared to third quarter 2018. The increase was primarily driven by lower operating expenses, mainly reflecting the net benefit from our Project Own It transformation actions, which more than offset the adverse impact of lower revenues. The increase also reflected lower Other Expenses, net, partially offset by higher Transaction and related costs, net, due to a prior year credit associated with recoveries from insurance and other vendors.
Adjusted1 Operating Margin
Third quarter 2019 adjusted1 operating margin of 12.1% increased by 1.2-percentage points as compared to third quarter 2018 primarily reflecting the impact of SAG reductions and cost productivity associated with our Project Own It transformation actions, which more than offset the pace of revenue decline and an approximate 0.2-percentage point unfavorable impact from transaction currency. The increase also reflected a $5 million favorable impact from higher costs in the prior year related to the termination of certain IT projects.
____________________________
(1) Refer to the Operating Income and Margin reconciliation table in the “Non-GAAP Financial Measures” section.
Gross Margin
Third quarter 2019 gross margin of 40.0% decreased by 0.1-percentage points compared to third quarter 2018, and reflected an approximate 0.2-percentage point unfavorable impact from transaction currency, and the impact of lower equipment and supplies sales revenues as well as lower page volumes offset by cost productivity and restructuring savings associated with our Project Own It transformation actions.
Third quarter 2019 equipment gross margin of 34.4% decreased by 0.2-percentage points as compared to third quarter 2018, reflecting cost productivity and the favorable mix impact of higher sales of high-end production systems offset by an approximate 0.6-percentage point unfavorable impact from transaction currency and selective price investments.
Third quarter 2019 post sale gross margin of 41.6% was flat as compared to third quarter 2018 as a result of productivity and restructuring savings associated with our Project Own It transformation actions, which entirely offset the impact of lower revenues, including lower pricing on contract renewals.
Gross margins are expected to be negatively impacted in future periods as a result of an increase in the cost of our imported products from higher import tariffs. We are taking actions to mitigate the impact of these tariffs, such as raising prices on certain products, however, we currently estimate approximately $24 million cost impact from these higher tariffs in 2019, with a significant portion impacting the fourth quarter 2019.
Research, Development and Engineering Expenses (RD&E)
Third quarter 2019 RD&E as a percentage of revenue of 4.5% increased by 0.2-percentage points as compared to third quarter 2018, primarily due to lower revenues as expenses were essentially flat year-over-year.
RD&E of $100 million decreased $2 million as compared to third quarter 2018 and reflected cost productivity and restructuring savings from our Project Own It transformation actions partially offset by the timing of investments that started to ramp during the quarter.
Selling, Administrative and General Expenses (SAG)
SAG as a percentage of revenue of 23.3% decreased by 1.5-percentage points as compared to third quarter 2018, primarily reflecting the benefit from productivity and restructuring associated with our Project Own It transformation actions.
SAG of $513 million decreased by $70 million as compared to third quarter 2018, reflecting productivity and restructuring savings associated with our Project Own It transformation actions as well as lower compensation and incentives (consistent with lower revenues); the decrease also includes the favorable impacts of approximately $6 million from translation currency and $5 million from higher costs in the prior year associated with the termination of certain IT projects. Bad debt expense of $13 million was $3 million higher compared to third quarter 2018 and on a trailing twelve-month basis (TTM) remained at less than one percent of total receivables.
Restructuring and Related Costs
During the second half of 2018, we started our Project Own It transformation initiative. The primary goal of this initiative is to improve productivity by driving end-to-end transformation of our processes and systems to create greater focus, speed, accountability and effectiveness and to reduce costs. We incurred restructuring and related costs of $27 million for the third quarter 2019 primarily related to costs to implement initiatives under our business transformation projects including Project Own It. The following is a breakdown of those costs:

(in millions)	Three Months Ended September 30, 2019
Restructuring Severance (1)	$12
Asset Impairments (2)	2
Other contractual termination costs (3)	1
Net reversals (4)	(7)
Restructuring and asset impairment costs	8
Retention related severance/bonuses (5)	11
Contractual severance costs (6)	3
Consulting and other costs (7)	5
Total	$27
___________________

(1)	Reflects headcount reductions of approximately 150 employees worldwide.

(2)
Primarily related to the exit and abandonment of leased and owned facilities. The charge includes the accelerated write-off of $2 million for leased right-of-use asset balances net of any potential sublease income and other recoveries.

(3)	Primarily include additional costs incurred upon the exit from our facilities including decommissioning costs and associated contractual termination costs.

(4)	Reflects net reversals for changes in estimated reserves from prior period initiatives as well as $4 million in favorable adjustments from the early termination of prior period impaired leases.

(5)	Includes retention related severance and bonuses for employees expected to continue working beyond their minimum notification period before termination.

(6)
Reflects severance and other related costs we are contractually required to pay on employees transferred (approximately 2,200 employees) as part of the shared service arrangement entered into with HCL Technologies.

(7)	Represents professional support services associated with our business transformation initiatives.

Third quarter 2019 actions impacted several functional areas, with approximately 50% focused on gross margin improvements, approximately 45% focused on SAG reductions, and the remainder focused on RD&E optimization.
The implementation of our Project Own It initiatives as well as other business transformation initiatives is expected to result in significant cost savings in 2019 and future years. However, expected savings associated with these initiatives may be offset to some extent by business disruption during the implementation phase and until the initiatives are fully implemented and stabilized.

Third quarter 2018 restructuring and related costs of $29 million included $40 million of severance costs related to headcount reductions of approximately 900 employees worldwide and $1 million of lease cancellation costs. These costs were partially offset by $12 million of net reversals for changes in estimated reserves from prior period initiatives. Third quarter 2018 actions impacted several functional areas, with approximately 30% focused on gross margin improvements, approximately 65% on SAG reductions, and the remainder focused on RD&E optimization.
The restructuring reserve balance as of September 30, 2019 for all programs was $57 million, which is expected to be paid over the next twelve months.
Transaction and Related Costs, Net
There were $4 million of Transaction and related costs, net recognized during third quarter 2019 as compared to a $33 million credit in third quarter 2018 which was primarily associated with recoveries from insurance and other vendors. These expenses primarily relate to on-going costs for litigation associated with the terminated Fuji transaction, which are expected to continue. We also continue to pursue recoveries from insurance carriers and other parties for costs and expenses related to the terminated Fuji transaction and related shareholder litigation and therefore additional recoveries and adjustments may be recorded in future periods, when finalized.
Amortization of Intangible Assets
Third quarter 2019 Amortization of intangible assets of $9 million decreased by $3 million compared to third quarter 2018 as a result of the write-off of trade names in prior periods associated with our realignment and consolidation of certain XBS sales units as part of Project Own It transformation actions.

Worldwide Employment
Worldwide employment was approximately 27,600 as of September 30, 2019 and decreased by approximately 4,800 from December 31, 2018. The reduction resulted from net attrition (attrition net of gross hires), of which a large portion is not expected to be backfilled, as well as the impact of organizational changes including employees transferred as part of the shared services arrangement entered into with HCL Technologies earlier this year.
Other Expenses, Net

	Three Months Ended September 30,
(in millions)	2019	2018
Non-financing interest expense	$27	$28
Non-service retirement-related costs	(2)	33
Interest income	(2)	(5)
Gains on sales of businesses and assets	(19)	(3)
Litigation matters	(8)	1
Contract termination costs - IT services	(8)	—
Currency losses, net	4	3
Loss on sales of accounts receivable	1	1
All other expenses, net	4	(1)
Other expenses, net	$(3)	$57

Non-financing interest expense
Third quarter 2019 non-financing interest expense of $27 million was $1 million lower than third quarter 2018. When combined with financing interest expense (Cost of financing), total interest expense decreased by $1 million from third quarter 2018 primarily due to a lower debt balance.
Non-service retirement-related costs
Third quarter 2019 non-service retirement-related costs were $35 million lower than third quarter 2018, primarily driven by the favorable impact of a 2018 amendment to our U.S. Retiree Health Plan and lower losses from pension settlements in the U.S.
Gains on sales of businesses and assets
Third quarter 2019 gains on sales of businesses and assets were $16 million higher than third quarter 2018, reflecting the sale of non-core business assets.

Litigation matters
Third quarter 2019 litigation matters were $9 million lower than third quarter 2018, reflecting the favorable resolution of certain litigation matters in third quarter 2019.
Contract termination costs - IT services
Contract termination costs - IT services was an $8 million credit in third quarter 2019 reflecting an adjustment to a $43 million penalty recorded in fourth quarter 2018, associated with the termination of an IT services arrangement.
Income Taxes
Third quarter 2019 effective tax rate was 28.7%. On an adjusted1 basis, third quarter 2019 effective tax rate was 26.5%. These rates were higher than the U.S. federal statutory tax rate of 21% primarily due to state taxes and the geographical mix of profits. The adjusted1 effective tax rate excludes the tax impacts associated with the following charges: Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net as well as non-service retirement-related costs and other discrete, unusual or infrequent items as described in our Non-GAAP Financial Measures section.
Third quarter 2018 effective tax rate was 74.0% and included an additional charge of $95 million related to a change in the provisional estimated impact from the 2017 Tax Cuts Jobs Act (the "Tax Act"). On an adjusted1 basis, third quarter 2018 effective tax rate was 24.5%. This rate was higher than the U.S. federal statutory tax rate of 21% primarily due to state taxes and the geographical mix of profits. In addition to excluding the impact of the Tax Act, the adjusted1 effective tax rate excludes the tax impacts associated with the following charges: Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net, and non-service retirement-related costs.
Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable.
______________

(1)	Refer to the Effective Tax Rate reconciliation table in the "Non-GAAP Financial Measures" section.
Equity in Net Income of Unconsolidated Affiliates
Equity in net income of unconsolidated affiliates primarily reflects our 25% share of Fuji Xerox net income. Third quarter 2019 equity income of $58 million increased $15 million compared to third quarter 2018, primarily reflecting savings from Fuji Xerox restructuring and the benefit of $7 million of lower year-over-year charges related to our share of Fuji Xerox after-tax restructuring and other charges in the prior year.
Net Income
Third quarter 2019 net income attributable to Xerox Holdings was $221 million, or $0.96 per diluted share. On an adjusted1 basis, net income attributable to Xerox Holdings was $248 million, or $1.08 per diluted share. Third quarter 2019 adjustments to net income included Restructuring and related costs, Amortization of intangible assets, Transaction and related cost, net as well as non-service retirement-related costs and other discrete, unusual or infrequent items as described in our Non-GAAP Financial Measures section.
Third quarter 2018 net income attributable to Xerox Holdings was $89 million, or $0.34 per diluted share, which included an estimated non-cash charge of $95 million or $0.37 per diluted share associated with the Tax Act. On an adjusted1 basis, net income attributable to Xerox Holdings was $222 million, or $0.85 per diluted share. Third quarter 2018 adjustments to net income included Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net as well as non-service retirement-related costs and other discrete, unusual or infrequent items as described in our Non-GAAP Financial Measures section.

___________

(1)	Refer to the "Non-GAAP Financial Measures" section for the calculation of adjusted EPS. The calculations of basic and diluted earnings per share are included as Appendix I.

Capital Resources and Liquidity
The following summarizes our cash, cash equivalents and restricted cash:

	Three Months Ended September 30,
(in millions)	2019	2018	Change
Net cash provided by operating activities	$356	$274	$82

Net cash provided by (used in) investing activities	4	(23)	27

Net cash used in financing activities	(137)	(359)	222

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(20)	(1)	(19)
Increase (decrease) in cash, cash equivalents and restricted cash	203	(109)	312
Cash, cash equivalents and restricted cash at beginning of period	776	1,327	(551)
Cash, Cash Equivalents and Restricted Cash at End of Period	$979	$1,218	$(239)
Cash Flows from Operating Activities
Net cash provided by operating activities was $356 million in third quarter 2019. The $82 million increase in operating cash from third quarter 2018 was primarily due to the following:

•	$50 million increase from accounts receivable primarily due to the timing of collections and lower revenues.

•	$37 million increase from accounts payable primarily due to the year-over-year timing of supplier and vendor payments.

•	$36 million increase primarily due to lower levels of inventories partially reflecting lower sales volume and improved inventory management.

•	$22 million increase from lower restructuring payments primarily due to timing of payments.

•	$22 million increase due to lower placements of equipment on operating leases.

•	$34 million decrease due to a lower net run-off of finance receivables reflecting stronger originations, particularly in our XBS channel as a result of an increased percentage financed.

•	$19 million decrease from accrued compensation primarily related to lower compensation costs and year-over-year timing of payments.

•	$8 million decrease from higher net tax payments.
Cash Flows from Investing Activities
Net cash provided by investing activities was $4 million in third quarter 2019. The $27 million change from third quarter 2018 was primarily due to proceeds from the sale of non-core business assets in 2019.
Cash Flows from Financing Activities
Net cash used in financing activities was $137 million in third quarter 2019. The $222 million decrease in the use of cash from third quarter 2018 was primarily due to lower share repurchases in 2019.
Adoption of New Leasing Standard
On January 1, 2019, we adopted ASU 2016-02, Leases (ASC Topic 842). This update, as well as additional amendments and targeted improvements issued in 2018 and early 2019, supersedes existing lease accounting guidance found under ASC 840, Leases (ASC 840) and requires the recognition of right-of-use (ROU) assets and lease obligations by lessees for those leases originally classified as operating leases under prior lease guidance.
Upon adoption, we applied the transition option, whereby prior comparative periods are not retrospectively presented in the Condensed Consolidated Financial Statements. Lessee accounting - the adoption of this update resulted in an increase to assets and related liabilities of approximately $385 million (approximately $440 million undiscounted) primarily related to leases of facilities. Lessor accounting - the adoption of this update resulted in an increase to equipment sales of approximately $9 million in third quarter 2019. The adoption of the new standard did not, nor is it expected to, have a material impact on our results of operations or cash flows.

Operating leases ROU assets, net and operating lease liabilities were reported in the Condensed Consolidated Balance Sheets as follows:

(in millions)	September 30, 2019
Other long-term assets	$297

Accrued expenses and other current liabilities	$88
Other long-term liabilities	235
Total Operating lease liabilities	$323
Cash, Cash Equivalents and Restricted Cash
Restricted cash primarily relates to escrow cash deposits made in Brazil associated with ongoing litigation. Various litigation matters in Brazil require us to make cash deposits to escrow as a condition of continuing the litigation. Restricted cash amounts are classified in our Condensed Consolidated Balance Sheets based on when the cash is expected to be contractually or judicially released.

(in millions)	September 30, 2019	December 31, 2018
Cash and cash equivalents	$922	$1,084
Restricted cash
Litigation deposits in Brazil	57	61
Other restricted cash	—	3
Total Restricted cash	57	64
Cash, cash equivalents and restricted cash	$979	$1,148

Restricted cash was reported in the Condensed Consolidated Balance Sheets as follows:

(in millions)	September 30, 2019	December 31, 2018
Other current assets	$—	$1
Other long-term assets	57	63
Total Restricted cash	$57	$64
Debt and Customer Financing Activities
The following summarizes our debt:

(in millions)	September 30, 2019	December 31, 2018
Principal debt balance(1)	$4,867	$5,281
Net unamortized discount	(19)	(25)
Debt issuance costs	(19)	(25)
Fair value adjustments(2)
- terminated swaps	1	2
- current swaps	2	(3)
Total Debt	$4,832	$5,230
____________________________

(1)	There were no Notes Payable as of September 30, 2019 and December 31, 2018.

(2)
Fair value adjustments include the following: (i) fair value adjustments to debt associated with terminated interest rate swaps, which are being amortized to interest expense over the remaining term of the related notes; and (ii) changes in fair value of hedged debt obligations attributable to movements in benchmark interest rates. Hedge accounting requires hedged debt instruments to be reported inclusive of any fair value adjustment.

Finance Assets and Related Debt
The following represents our total finance assets, net associated with our lease and finance operations:

(in millions)	September 30, 2019	December 31, 2018
Total finance receivables, net(1)	$3,288	$3,472
Equipment on operating leases, net	374	442
Total Finance Assets, net(2)	$3,662	$3,914
____________________________

(1)	Includes (i) Billed portion of finance receivables, net, (ii) Finance receivables, net and (iii) Finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

(2)	The change from December 31, 2018 includes a decrease of $40 million due to currency.
Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets.
Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	September 30, 2019	December 31, 2018
Finance receivables debt(1)	$2,877	$3,038
Equipment on operating leases debt	327	387
Financing debt	3,204	3,425
Core debt	1,628	1,805
Total Debt	$4,832	$5,230
____________________________

(1)	Finance receivables debt is the basis for our calculation of "Cost of financing" expense in the Condensed Consolidated Statements of Income.
Sales of Accounts Receivable
Accounts receivable sales arrangements may be utilized in the normal course of business as part of our cash and liquidity management. Accounts receivable sold are generally short-term trade receivables with payment due dates of less than 60 days.
Accounts receivable sales activities were as follows:

	Three Months Ended September 30,
(in millions)	2019	2018
Accounts receivable sales(1)	$67	$66
Loss on sales of accounts receivable	1	1
Estimated decrease to operating cash flows(2)	(33)	(34)
____________________________

(1)
Customers may also enter into structured-payable arrangements that require us to sell our receivables from that customer to a third-party financial institution, which then makes payments to us to settle the customer's receivable. In these instances, we ensure the sale of the receivables are bankruptcy remote and the payment made to us is without recourse. The activity associated with these arrangements is not reflected in this disclosure as payments under these arrangements have not been material and these are customer directed arrangements.

(2)	Represents the difference between current and prior period accounts receivable sales adjusted for the effects of currency.

Corporate Reorganization
On March 6, 2019, the Xerox Board of Directors approved a reorganization (the “Reorganization”) of the Company's corporate structure into a holding company structure. The Reorganization was subject to the approval of shareholders, which was obtained at the annual shareholders meeting held May 21, 2019.
On July 31, 2019, Xerox completed the Reorganization, pursuant to which Xerox became a direct, wholly-owned subsidiary of Xerox Holdings. The business operations, directors and executive officers of the Company did not change as a result of the Reorganization.
In this Reorganization, shareholders of Xerox (the predecessor publicly held parent company) became shareholders of Xerox Holdings on a one-for-one basis; maintaining the same number of shares and ownership percentage as held in Xerox immediately prior to the Reorganization. In addition, the individual holder of the shares of Xerox’s Series B Preferred Stock exchanged those shares for the same number of shares of Xerox Holdings Series A Preferred Stock. Each share of Xerox Holdings Series A Preferred Stock has the same designations, rights, powers and preferences, and the same qualifications, limitations and restrictions as the shares of Xerox Series B Preferred Stock, with the addition of certain voting rights. In connection with the Reorganization, Xerox Holdings assumed each of the Xerox stock plans, all unexercised and unexpired options to purchase Xerox common stock and each right to acquire or vest in a share of Xerox common stock, including restricted stock unit awards, performance share awards and deferred stock units that are outstanding under the Xerox stock plans. In addition, Xerox Holdings became a guarantor of Xerox’s existing Credit Facility.
The Reorganization was accounted for as a transaction among entities under common control and is expected to be a tax-free transaction for U.S. federal income tax purposes. Shares of Xerox Holdings common stock trade on the New York Stock Exchange under the ticker symbol “XRX”, formerly used by Xerox.
Shared Services Arrangement with HCL Technologies
In March 2019, as part of Project Own It, Xerox entered into a shared services arrangement with HCL Technologies (HCL) pursuant to which we are transitioning certain global administrative and support functions, including, among others, selected information technology and finance functions (excluding accounting), from Xerox to HCL. This transition is expected to take up to 18 months. HCL is expected to make certain up-front and ongoing investments in software, tools and other technology to consolidate, optimize and automate the transferred functions with the goal of providing improved service levels and significant cost savings. The shared services arrangement with HCL includes a total aggregate spending commitment by us of approximately $1.3 billion over the next 7 years. However, we can terminate the arrangement at any time at our discretion, subject to payment of termination fees that decline over the term or for cause. The spending commitment excludes restructuring and related costs we are expected to incur in connection with the transition of the contemplated functions. See Restructuring and Related Costs within the Costs, Expenses and Other Income section. The transfer of employees associated with the HCL arrangement in certain countries is subject to compliance with works council and other employment regulatory requirements in those countries, which may delay the transfer as well as the expected savings from the arrangement.
During third quarter 2019, we incurred net charges of approximately $38 million associated with this arrangement, which only reflects the cost associated with the employees transferred to date. The cost has been allocated to the various functional expense lines in the Condensed Consolidated Income Statement based on an assessment of the nature and amount of the costs incurred for the various transferred functions prior to their transfer to HCL.
Potential Customer Financing Transaction
In connection with the Company's strategic initiative to simplify and optimize its operations, the Company conducted a thorough evaluation of its customer financing business, including consideration of strategic alternatives for the business. The company received multiple bids to purchase all or a portion of the business at an attractive premium, but has determined that retaining and optimizing the business through Project Own It will generate the greatest return for shareholders.

Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, "targeting", "projecting", "driving" and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; our ability to attract and retain key personnel; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyber attacks or other intentional acts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; the exit of the United Kingdom from the European Union; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; any potential termination or restructuring of our relationship with Fujifilm Holdings Corporation; the shared services arrangements entered into by us as part of Project Own It; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox Corporation's 2018 Annual Report on Form 10-K, as well as in Xerox Corporation's and Xerox Holdings Corporation's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. These forward-looking statements speak only as of the date of this release or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the third quarter 2019 presentation slides available at www.xerox.com/investor.
These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP.
Adjusted Earnings Measures

•	Net Income and Earnings per share (EPS)

•	Effective Tax Rate

The above measures were adjusted for the following items:

•
Restructuring and related costs: Restructuring and related costs include restructuring and asset impairment charges as well as costs associated with our transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.

•
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

•
Transaction and related costs, net: Transaction and related costs, net are expenses incurred in connection with Xerox's planned transaction with Fuji, which was terminated in May 2018, as well as costs and expenses related to the previously disclosed settlement agreement reached with certain shareholders and litigation related to the terminated transaction and other shareholder actions. These costs are considered incremental to our normal operating charges and were incurred or are expected to be incurred solely as a result of the planned combination transaction and the related shareholder settlement agreement and litigation. Accordingly, we are excluding these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.

•
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in other expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.

•
Restructuring and other charges - Fuji Xerox: We adjust our 25% share of Fuji Xerox’s net income for similar items noted above such as Restructuring and related costs and Transaction and related costs, net based on the same rationale discussed above.

•	Other discrete, unusual or infrequent items: We excluded the following items given their discrete, unusual or infrequent nature and their impact on our results for the period.

◦	Contract termination costs - IT services.

◦	Impacts associated with the Tax Cuts and Jobs Act (the "Tax Act") enacted in December 2017.

We believe the exclusion of these items allows investors to better understand and analyze the results for the period as compared to prior periods and expected future trends in our business.
Adjusted Operating Income/Margin
We calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax income and margin amounts. In addition to the costs and expenses noted as adjustments for our Adjusted Earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Constant Currency
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is not the U.S. dollar. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase.
Summary:
Management believes that all of these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.
A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation

	Three Months Ended September 30, 2019		Three Months Ended September 30, 2018
(in millions, except per share amounts)	Net Income	EPS	Net Income	EPS
Reported(1)	$221	$0.96	$89	$0.34
Adjustments:
Restructuring and related costs	27		29
Amortization of intangible assets	9		12
Transaction and related costs, net	4		(33)
Non-service retirement-related costs	(2)		33
Contract termination costs - IT services	(8)		—
Income tax on adjustments(2)	(7)		(10)
Restructuring and other charges - Fuji Xerox(3)	—		7
Tax Act	4		95
Adjusted	$248	$1.08	$222	$0.85
Dividends on preferred stock used in adjusted EPS calculation(4)		—		—
Weighted average shares for adjusted EPS(4)		231		261
Fully diluted shares at end of period(5)		230
____________________________

(1)	Net income and EPS attributable to Xerox Holdings.

(2)	Refer to Effective Tax Rate reconciliation.

(3)	Other charges represent costs associated with the terminated combination transaction.

(4)
For those periods that exclude the preferred stock dividend, the average shares for the calculations of diluted EPS include 7 million shares associated with our Series A convertible preferred stock, as applicable.

(5)
Represents common shares outstanding at September 30, 2019 as well as shares associated with our Series A convertible preferred stock plus potential dilutive common shares as used for the calculation of diluted earnings per share for the third quarter 2019.

Effective Tax Rate reconciliation

	Three Months Ended September 30, 2019			Three Months Ended September 30, 2018
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported	$230	$66	28.7%	$192	$142	74.0%
Non-GAAP Adjustments(1)	30	7		41	10
Tax Act	—	(4)		—	(95)
Adjusted(2)	$260	$69	26.5%	$233	$57	24.5%
____________________________
(1) Refer to Net Income and EPS reconciliation for details.

(2)
The tax impact on Adjusted Pre-Tax Income is calculated under the same accounting principles applied to the Reported Pre-Tax Income under ASC 740, which employs an annual effective tax rate method to the results.

Operating Income / Margin reconciliation

	Three Months Ended September 30, 2019			Three Months Ended September 30, 2018
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported(1)	$230	$2,200	10.5%	$192	$2,352	8.2%
Adjustments:
Restructuring and related costs	27			29
Amortization of intangible assets	9			12
Transaction and related costs, net	4			(33)
Other expenses, net	(3)			57
Adjusted	$267	$2,200	12.1%	$257	$2,352	10.9%
____________________________

(1)	Pre-Tax Income and revenue.

Free Cash Flow reconciliation

	Three Months Ended September 30,
(in millions)	2019	2018
Reported(1)	$356	$274
Capital Expenditures	(17)	(23)
Free Cash Flow	$339	$251
____________________________

(1)	Net cash provided by operating activities.

Guidance
Earnings per Share

	FY 2019
(in millions, except per share amounts)	Net Income	EPS
Estimated(1)	$740	~$3.10 - $3.20
Adjustments:
Restructuring and related costs(2)	244
Amortization of intangible assets	45
Non-service retirement-related costs	40
Income tax on adjustments	(86)
Tax Act	(31)
Adjusted	$952	~$4.00 - $4.10

Estimated Full Year 2019 weighted average shares for GAAP and adjusted EPS		~ 235
____________________________

(1)	Net Income and EPS attributable to Xerox Holdings.

(2)	Includes $19 million of 2019 year-to-date Fuji Xerox restructuring and related costs.

Operating Income / Margin

	FY 2019
(in millions)	Profit	Revenue(2)	Margin
Estimated(1)	$740	$9,050	~ 8.0% - 8.5%
Adjustments:
Restructuring and related costs	225
Amortization of intangible assets	45
Non-service retirement-related costs	40
Other expenses, net	100
Adjusted	$1,150	$9,050	~ 12.6% - 13.1%
____________________________

(1)	Pre-Tax Income and revenue.

(2)	Full year 2019 revenue reflects an estimated revenue decline at actual currency of approximately 7.9% from FY 2018 and includes an estimated FY negative impact from currency of approximately 1.5%.

Free Cash Flow

(in millions)	FY 2019
Operating Cash Flow(1)	$1,175 - $1,275
Less: capital expenditures	(75)
Free Cash Flow	$1,100 - $1,200
____________________________

(1)	Net cash provided by operating activities.

APPENDIX I
Xerox Holdings Corporation
Earnings per Common Share

(in millions, except per-share data, shares in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Basic Earnings per Share:
Net Income Attributable to Xerox Holdings	$221	$89	$535	$224
Accrued dividends on preferred stock	(4)	(4)	(11)	(11)
Adjusted net income available to common shareholders	$217	$85	$524	$213
Weighted average common shares outstanding	220,269	251,290	224,257	253,360

Basic Earnings per Share	$0.99	$0.34	$2.34	$0.84

Diluted Earnings per Share:
Net Income Attributable to Xerox Holdings	$221	$89	$535	$224
Accrued dividends on preferred stock	—	(4)	—	(11)
Adjusted net income available to common shareholders	$221	$85	$535	$213
Weighted average common shares outstanding	220,269	251,290	224,257	253,360
Common shares issuable with respect to:
Stock options	42	—	37	—
Restricted stock and performance shares	4,014	2,763	4,429	2,875
Convertible preferred stock	6,742	—	6,742	—
Adjusted weighted average common shares outstanding	231,067	254,053	235,465	256,235

Diluted Earnings per Share	$0.96	$0.34	$2.27	$0.83

The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	841	1,052	847	1,052
Restricted stock and performance shares	2,358	3,529	1,944	3,417
Convertible preferred stock	—	6,742	—	6,742
Total Anti-Dilutive Securities	3,199	11,323	2,791	11,211

Dividends per Common Share	$0.25	$0.25	$0.75	$0.75

APPENDIX II
Xerox Holdings Corporation
Geographic Sales Channels and Product/Offering Definitions

Our business is aligned to a geographic focus and is primarily organized on the basis of go-to-market sales channels, which are structured to serve a range of customers for our products and services. In 2019 we changed our geographic structure to create a more streamlined, flatter and more effective organization, as follows:

•	Americas, which includes our sales channels in the U.S. and Canada, as well as Mexico, and Central and South America.

•	EMEA, which includes our sales channels in Europe, the Middle East, Africa and India.

•	Other, primarily includes our OEM business, as well as sales to and royalties from Fuji Xerox, and our licensing revenue.

Our products and offerings include:

•	“Entry”, which includes A4 devices and desktop printers. Prices in this product group can range from approximately $150 to $3,000.

•
“Mid-Range”, which includes A3 Office and Light Production devices that generally serve workgroup environments in mid to large enterprises. Prices in this product group can range from approximately $2,000 to $75,000+.

•
“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises. Prices for these systems can range from approximately $30,000 to $1,000,000+.

•
Xerox Services, formerly known as Managed Document Services (MDS), which includes solutions and services that span from managing print to automating processes to managing content. Our primary offerings are Intelligent Workplace Services (IWS), which is our rebranded Managed Print Services, as well as Digital and Cloud Print Services (including centralized print services). Xerox Services also includes Communication and Marketing Solutions that were previously excluded from our former MDS definition.

APPENDIX III
Change in Presentation

During first quarter 2019, we realigned portions of our business to support our new revenue strategy. This realignment included the combination and consolidation of certain sales units to better service customers consistently across the company. In connection with that realignment, we changed the classification of revenues and those related costs from certain service arrangements to consistently conform the presentation of those amounts among our various business units. Prior year amounts were also revised as follows to conform with the 2019 presentation. The revised presentation does not impact total revenues, total expenses or net income.

	Three Months Ended September 30, 2018
	As Reported	Change	As Revised
Sales	$943	$(87)	$856
Services, maintenance and rentals	1,344	87	1,431

Cost of sales	$570	$(31)	$539
Cost of services, maintenance and rentals	807	31	838